Exhibit 99



        EDO Reports Strong Revenue and Earnings Growth in First Quarter



    NEW YORK--(BUSINESS WIRE)--May 3, 2007--EDO Corporation (NYSE:
EDO) recorded revenue of $255.4 million in the first quarter of 2007, an increase of 113 percent from the $119.7 million recorded in the first quarter of 2006. Net earnings for the quarter were $6.0 million, versus a net loss of $0.9 million in the prior year's quarter. On a diluted per-share basis, earnings were $0.29 for the first quarter of 2007, versus a loss of $0.05 in the first quarter of 2006.

    The key drivers of these improvements were: the acquisitions of CAS Inc and Impact Science & Technology Inc in September of 2006; the strong sales of communications equipment, known as Transition Switch Modules (TSM), to the Marine Corps; a turnaround in electronic-systems sales that were weak in the prior year; and the absence of a number of previously disclosed events that reduced earnings in 2006 but not in 2007.

    Chief Executive Officer James M. Smith explained that "during 2006, we streamlined our management structure and addressed the significant non-operational issues affecting earnings. We did so while continuing our research and development projects and facilities expansion initiatives. We also maintained our strategic growth objectives, making 2006 our largest acquisition year. We are now a larger and stronger company, and our investments in new facilities and actions to restore historical margins are already showing results."

    Organic Revenue Growth

    Organic revenue, which excludes revenue from acquisitions owned less than one year, increased by $77.4 million, or 64.7 percent. This is due primarily to revenue from TSM production, electronic support measures products, and flight-line test systems.

    Increased Revenue Guidance

    On February 22, EDO projected full-year revenue in the range of $960 million to $1,010 million. In April, the company was awarded two contracts totaling $144.9 million for "CREW 2.1" systems. CREW is an acronym for electronic equipment that counters radio-controlled improvised explosive devices. As a result of these two awards, as well as the government's exercise of additional TSM options, EDO is now forecasting a $90 million increase in full-year revenue to a range of $1,050 million to $1,100 million for 2007. Full-scale CREW 2.1 production is expected to be underway by the fourth quarter of 2007.

    Margins

    Operating earnings in the first quarter of 2007 were $16.4 million, an increase of $16.5 million over the $0.1 million loss recorded in the prior year's quarter. The improvement was driven primarily by higher revenue, a corporate-wide effort to reduce controllable expenses, and better absorption of overhead costs.

    In addition, earnings in the first quarter of 2006 were reduced by certain non-operational matters that have since been addressed. In the first quarter of 2006 there was also a $0.9 million non-cash compensation expense related to options awarded under the 2004 Non-Employee Director Stock Plan versus $0.2 million of such awards in the first quarter of 2007. The company expects approximately $0.7 million in option expense in the second quarter, when awards are to be granted pursuant to the terms of this Plan.

    Partially offsetting these margin improvements were acquisition-related retention expenses of approximately $2.2 million in the first quarter of 2007, of which $0.9 million was non-cash expense.

    EBITDA, as adjusted, was $25.1 million, or 9.8 percent of revenue in the first quarter of 2007, versus $6.5 million, or 5.5 percent of revenue in the prior year's quarter. We are maintaining our guidance of 10.5 to 11.5 percent margins for the full year. EBITDA is a generally accepted metric employed by our industry. Our adjustments consist of non-cash ESOP, pension, and acquisition-related retention expenses. These adjustments are identified in detail on the attached reconciliation schedule.

    Cash Flow

    Cash flow provided by operations in the quarter was $5.4 million, versus $14.0 million in the first quarter of 2006. As expected, the company collected substantial cash from the TSM program during the first quarter, which was used to fund working capital and reduce short-term debt. The increase in working capital was needed to fund the company's accelerating production levels.

    Funding of production under the company's recently awarded CREW
2.1 contracts is expected to increase the company's working-capital needs during the second half of 2007. We maintain a $300 million bank line of credit in order to provide for such short-term funding requirements. As of March 31, the money borrowed under this line of credit was $161.5 million, down from $180 million at the end of 2006.

    Backlog

    The total funded backlog of unfilled orders as of March 31 was $878.2 million, up 9.2 percent from $804.4 million at year end, and up 50 percent from $585.5 million at the end of the first quarter of 2006. The backlog as of March 31 does not include the $144.9 million of new CREW 2.1-related orders received in April 2007.

    Funded backlog does not include portions of contracts for which the U.S. government has not yet appropriated funds, nor does it include unexercised options in any contract. Such unfunded contracts and unexercised options add approximately $1.6 billion in what we view as high-confidence future revenue, for a total of approximately $2.5 billion.

    Conference Call

    EDO will conduct a conference call at 10:30 a.m. EDT on May 3 to review these results in more detail. A live webcast of the conference call, including presentation slides, will be available at www.edocorp.com or www.InvestorCalendar.com. For those who cannot listen to the live webcast, a replay of the call will be available on these websites. There will also be a telephone replay available until May 10. To listen to the telephone replay, dial 1-877-660-6853, account #286, and conference ID #237022 (outside the U.S. dial 1-201-612-7415).

    About EDO Corporation

    EDO designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets. Major product groups include: Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, Integrated Composite Structures, and Professional and Engineering Services.

    EDO (www.edocorp.com) was founded in 1925, and is headquartered in New York City. The company employs 4,000 people.

    Forward-Looking Statements

    Statements made in this release, including statements about projected revenues, long-term organic revenue growth, projected expenses, and EBITDA margins, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products and services, product mix, the timing of customer orders and deliveries, changes in the government's funding priorities, the impact of competitive products and pricing, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.



                  EDO Corporation and Subsidiaries
           Condensed Consolidated Statements of Earnings
              ($000's omitted, except per share data)


                                               Three months ended
                                              March 31,   March 25,
                                                2007        2006
                                             -----------  ----------
                                                   (unaudited)

Net sales                                      $255,416    $119,709

Costs and expenses:
  Cost of sales                                 201,030      91,244
  Selling, general and administrative            33,713      25,358
  Research and development                        2,093       3,206
  Acquisition-related retention expense           2,152           -
                                             -----------  ----------
                                                238,988     119,808

                                             -----------  ----------
Operating earnings (loss)                        16,428         (99)

  Interest income                                   186       1,021
  Interest expense                               (6,176)     (2,424)
  Other, net                                        (39)       (146)
                                             -----------  ----------
Non-operating expense, net                       (6,029)     (1,549)

                                             -----------  ----------
Earnings (loss) before income taxes              10,399      (1,648)

Income tax (expense) benefit                     (4,411)        709

                                             -----------  ----------
Net earnings (loss)                            $  5,988    $   (939)
                                             ===========  ==========

Net earnings (loss) per common share:
  Basic:                                       $   0.32    $  (0.05)
  Diluted:                                     $   0.29    $  (0.05)
                                             ===========  ==========

Weighted average shares outstanding
  Basic                                          18,538      18,012
  Diluted                                        24,894      18,012
                                             ===========  ==========


Backlog of unfilled orders                     $878,219    $585,502




                   EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                           ($000's omitted)


                                                   March 31, Dec. 31,
                                                     2007      2006
                                                   -------------------

Assets

Current Assets:
Cash and cash equivalents                          $      -  $ 25,322
Accounts receivable, net                            270,694   265,298
Inventories                                          66,161    56,255
Deferred income tax asset, net                       12,549    12,160
Prepayments & other                                  15,542    13,682
                                                   -------------------
               Total Current Assets                 364,946   372,717

Property, plant and equipment, net                   58,325    59,109
Goodwill                                            394,647   385,926
Other intangible assets                              91,611   103,776
Deferred income tax asset, net                       17,890     8,291
Other assets                                         14,981    20,003
                                                   -------------------
Total Assets                                       $942,400  $949,822
                                                   ===================

Liabilities & Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities           $130,316  $143,908
Borrowings from bank line of credit                 161,500   180,000
Contract advances and deposits                       47,511    44,323
Note payable, current                                 7,766     7,766
                                                   -------------------
            Total Current Liabilities               347,093   375,997

Income taxes payable                                 19,044     4,154
Note payable, long term                              14,533    14,533
Long-term debt                                      201,250   201,250
Post-retirement benefits obligations                 77,220    77,734
Environmental obligation                              1,195     1,198
Other long-term liabilities                              37        40
Shareholders' equity                                282,028   274,916
                                                   -------------------
Total Liabilities & Shareholders' Equity           $942,400  $949,822
                                                   ===================




                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                           ($000's omitted)


                                                   Three months ended
                                                   March 31, March 25,
                                                     2007      2006
                                                   -------------------

Net sales:
  Engineered Systems & Services                    $116,386  $ 59,266
  Electronic Systems & Communications               139,030    60,443
                                                   -------------------
                                                   $255,416  $119,709
                                                   ===================

Operating earnings (loss):
  Engineered Systems & Services                    $  9,289  $  1,628
  Electronic Systems & Communications                 7,139    (1,727)
                                                   -------------------
                                                     16,428       (99)

Net interest expense                                 (5,990)   (1,403)
Other, net                                              (39)     (146)
                                                   -------------------

Earnings (loss) before income taxes                $ 10,399  $ (1,648)
                                                   ===================




                  EDO Corporation and Subsidiaries
                        Calculation of EBITDA
              (In thousands, except per share amounts)


                                               Three months ended
                                             March 31,     March 25,
                                               2007          2006
                                           -------------  -----------
                                                  (unaudited)

Earnings (loss) before income taxes            $ 10,399      $(1,648)

Interest income                                    (186)      (1,021)
Interest expense                                  6,176        2,424
                                           -------------  -----------
Net interest expense                              5,990        1,403

Depreciation                                      3,509        2,778
Amortization                                      2,565        1,614
                                           -------------  -----------
Total depreciation & amortization                 6,074        4,392

                                           -------------  -----------
EBITDA                                           22,463        4,147

Acquisition-related retention expense
 (non-cash)                                         852            -
ESOP compensation expense                         1,010        1,186
Pension expense                                     811        1,194
                                           -------------  -----------
EBITDA, as adjusted                            $ 25,136      $ 6,527

Diluted shares outstanding                       19,007       18,012

EBITDA, as adjusted, per share *               $   1.32      $  0.36
                                           =============  ===========

* Excludes potential impact of subordinated note conversion.


                        Summary of Cash Flows
                           (In thousands)

                                               Three months ended
                                             March 31,     March 26,
                                               2007          2005
                                           -------------  -----------
                                                  (unaudited)

Cash provided by operations                    $  5,367      $14,017

Cash used by investing activities              $(12,119)     $(5,224)

Cash used by financing activities              $(18,570)     $   (37)
                                           -------------  -----------
                                               $(25,322)     $ 8,756
                                           =============  ===========




                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                                        Fiscal 2007
                                                      ----------------

Revenue range                                         $1,050 million -
                                                       $1,100 million

Pension expense                                       $3.2 million

Acquisition-related retention expense                 $8.0 million

Effective tax rate (Fed & State)                      42%

EBITDA, as adjusted, margin                           10.5% - 11.5%
 (see reconciliation table on previous page)

ESOP shares issued per quarter                        55,700

Average diluted shares outstanding*:
  - If Note conversion is NOT dilutive                18.7 million
  - If Note conversion is dilutive                    25.0 million



* "If-converted method" (FAS 128) to determine diluted EPS:
(Shares to be issued if 4.00% Notes are converted at $34.19/share would be 5,886,422.)

- Quarterly Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $1,187,375 per quarter, the decision point for the dilution test is $1,187,375 / 5,886,422, or $0.20 per share. When basic EPS for a quarter are more than $0.20, the impact of the Notes is dilutive. (During the 4th quarter of 2005, this calculation was based on a weighted average of the 4.00% Notes and the 5.25% Notes that were redeemed in November 2005.)
The Notes were dilutive to EPS in the fourth quarter.

- Annual Dilution Test
Since the after-tax interest on Notes reduces Net Earnings by $4,749,500 per year, the decision point for the dilution test is $4,749,500 / 5,886,422, or $0.81 per share. When basic EPS for the year are more than $0.81, the impact of the Notes is dilutive.
The Notes were not dilutive to EPS in the 2006 full year.

Based on current projections, the Notes are expected to be dilutive for the 2007 full year. If so, the EPS calculation will be based on about 24.6 million shares.

This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.


    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             Vice President of Investor Relations
             ir@edocorp.com
             or
             Sara Banda, 212-716-2071
             Media Relations
             media@edocorp.com